Exhibit 99.1

NOVAMERICAN STEEL ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

Norwood, MA (October 30, 2008) — Novamerican Steel Inc. (“Novamerican”) (NASDAQ:  TONS, TONSW) announced changes to its Board of Directors, consistent with its transition from a special purpose acquisition company to a fully transformed Decalogue™ company, operating as one system with a business model based on the predictability, reliability and speed of its material flow.  In connection with that transition, M. Ridgway Barker and Robert W. Ramage, who joined the Board in connection with the founding of Novamerican, have resigned and Martin D. Powell and Oded Cohen, have joined as directors of Novamerican.

Corrado De Gasperis, Chief Executive Officer of Novamerican, said: “Gil and I thank Messrs. Barker and Ramage for their contributions in launching and supporting our company through the first phase of our existence.  They join us in welcoming Messrs. Powell and Cohen to the Board as Novamerican continues its transformation from an acquisition company into a Decalogue™ based operating company.”

Mr. Oded Cohen has over 30 years of experience working directly with Dr. Eliyahu M. Goldratt.  Since 2002, Mr. Cohen has served as International Director of Goldratt Schools Inc. and  since 2001 as the Director of TOC Europe Ltd., a professional services firm providing TOC-based solutions for its clients. From 1987 to 2001, he was a Partner at AGI – Avraham Y. Goldratt Institute, responsible for Southern Europe.  From 1982 to 1986, he served in various capacities, including Managing Director, of Creative Output UK Ltd. Together with Novamerican’s President, Dr. Domenico Lepore, Mr. Cohen co-authored the book Deming & Goldratt, The Theory of Constraints and The System of Profound Knowledge - The Decalogue. Mr. Cohen holds a B.S. in Industrial Engineering and Management from the Israeli Institute of Technology and M.S. in Operations Research from the Israeli Institute of Technology.

Mr. Martin Powell brings more than 40 years of business experience to Novamerican.  Mr. Powell began his career in the accounting profession, qualifying as a member of the Institute of Chartered Accountants in England & Wales in 1968 and attaining Fellowship status within the Institute in 1979. Since 1996, Mr. Powell has worked internationally with Dr. Goldratt in implementing the Theory of Constraints (TOC).  He also serves as a Principal of Goldratt Schools assisting in the global development of (TOC) expert resources. From 2003 to 2006, he also served as Vice President of Finance for the Goldratt Group.  From 1991 to 1996 he was a leading Management Development Trainer for Dale Carnegie International and later his own firm – MDP Associates. From 1964 to 1991, he served in a number of capacities with Clement Keys, Chartered Accountants and Auditors, including as Lead Partner in the Audit Practice commencing in 1975. Mr. Powell will chair Novamerican’s Audit Committee.

Commenting on the appointments, Mr. Gilbert E. Playford, Chairman of Novamerican, said: “Our commitment to operate as a Decalogue™ company requires a profound knowledge of the theories and the methodology that we espouse and that our people deploy every day.  We feel fortunate to add the knowledge and mentorship of Messrs. Cohen and Powell, further enabling and strengthening the board in its support of the vision and goal of our Company.”

About Novamerican Steel Inc.

Novamerican has twenty-one operating locations in Canada and the United States.  It processes and distributes carbon steel, stainless steel and aluminum products and operates as an intermediary between primary metal producers and manufacturers that require processed metal. Novamerican also produces roll formed steel sections and manufactures heavy equipment parts and accessories. Novamerican’s flat rolled processing capabilities include pickling, slitting, blanking, leveling, temper-rolling and cutting-to-length to precise customer specifications. Additionally, Novamerican performs many of these processing services for customers who provide their own steel, referred to in the industry as toll processing.  For additional information on Novamerican, visit its website at http://www.novamerican.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: expected future or targeted operational and financial performance in the future; growth rates for, future prices and sales of, and demand for our products and our customers’ products; changes in production capacity in our operations and our customers’ operations; changes in costs of materials and production; productivity, business process and operational initiatives, and their impact on us; our position in markets we serve; employment and contributions of key personnel; employee relations and collective bargaining agreements covering our operations; tax rates; capital expenditures and their impact on us; industry market conditions and the impact thereof; interest rate management activities; currency rate management activities; deleveraging activities; realignment, strategic alliance, raw material and supply chain, technology development and collaboration, investment, acquisition, venture, consulting, operational, tax, financial and capital projects; legal proceedings, contingencies, and environmental compliance; potential offerings, sales and other actions regarding debt or equity securities of us or our subsidiaries; and future asset sales, costs, working capital, revenues, business opportunities, debt levels, cash flows, cost savings and reductions, margins, earnings and growth.  When used in this document, the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions are intended to identify forward-looking statements.

Contact:

Karen G. Narwold, Vice President, Chief Administrative Officer and General Counsel

(781) 762-8383 (office); (917) 207-7924 (cell)